Exhibit 10.1
March 24, 2022

Mr. Christopher Stansbury
5151 S. Steel St.
Greenwood Village, CO 80121

Re: Offer of Employment

Dear Chris:

I am pleased to confirm our offer of EVP Chief Financial Officer (“CFO”) of Lumen.  We anticipate you will assume this position after our current EVP CFO steps down from the position (your “Start Date”), which likely will occur in early April 2022. In this position, you will report to Jeff Storey, Chief Executive Officer (“CEO”), and your work location will be Broomfield, CO. It is our pleasure to extend this offer to you. In this letter you will find an explanation of our offer.

Compensation (Annualized)
Annual Base Salary	$750,000.00
Target Annual Bonus (STI) Plan	125% of base pay = $937,500.00
Target Long-Term Incentive (LTI)	$4,350,000.00

One-Time Sign-On Compensation

Cash Sign-On Bonus	$150,000.00
LTI Sign-On Award	$3,750,000.00

Annual Bonus (STI) Plan: You will be eligible to participate in the annual short-term incentive (“STI”) plan subject to the terms and conditions of that plan.  Your annual bonus under the STI plan will be pro-rated based on the number of eligible days worked from the Start Date through the end of the program year.  Actual bonus payouts may be more or less than target, depending on both individual and corporate performance.

Annual Long Term Incentive Program: You will be eligible to participate in Lumen’s Long-Term Incentive (LTI) Program. The target annual LTI grant amount for your role currently is $4,350,000. Awards under the LTI Program are expressed as a fixed dollar amount, which is then converted to a number of shares using the same methodology applicable to other senior executives of Lumen. Currently, annual awards under the LTI program consist of a mix of time-based restricted shares (TBRS) and performance-based restricted shares (PBRS). Annual LTI grant values in future years will be based on a variety of factors, including market data (which influences annual target LTI), individual performance, and scope of job responsibilities, and may be more or less than the current target. All awards are subject to approval of Lumen’s Human Resources and Compensation Committee of the Board of Directors (“Compensation Committee”).

In connection with this offer, effective upon your Start Date, you will receive your annual LTI award for 2022 with a target value as of the grant date of $4,350,000, and the mix of shares will be 40% TBRS and 60% PBRS. The TBRS awards will vest ratably over three years with one-third vesting on each of the first, second and third anniversaries of the grant date, and PBRS awards will vest in one installment on the third anniversary of the grant date, subject to satisfaction of the applicable performance criteria. LTI awards vest over time, subject to continued employment at the time of vesting and the terms of the applicable equity incentive plan and stock award agreements.

Cash Sign-On Bonus: We are pleased to provide you with a cash sign-on bonus in the gross amount of $150,000, to be paid concurrently with the first regular payroll cycle following your Start Date and subject to normal withholdings. This bonus may be subject to clawback as follows:

a)If your employment is terminated for Cause (as defined in the Lumen Executive Severance Plan, or the “Executive Severance Plan”) or you voluntarily resign employment within 12 months after your Start Date, you will be required to return the full amount of your sign-on bonus ($150,000) in cash to Lumen on or before your last day of work.

b)If you are involuntarily terminated for Cause (as defined in the Executive Severance Plan) or you voluntarily resign employment at any time beginning after the end of the 12th month after your Start Date to the end of the 24th month after your Start Date, you will be required to return a pro rata amount of your sign-on bonus in cash to Lumen on or before your last day of work. The pro rata amount will equal the gross amount of your cash sign-on bonus less $12,500 (1/12th of the total amount) for each full month worked after the 12th month following your Start Date, until the end of the 24th month, when no repayment is due.

LTI Sign-On Award: We are pleased to provide you with a sign-on equity award in the form of TBRS in the gross amount of $3,750,000 (the “Sign-On Equity Award”). This Sign-On Equity Award is intended to partially offset the forfeiture of certain equity awards and supplemental executive retirement plan (SERP) benefits which will occur as a result of your resignation from your current employer.

The Sign-On Equity Award will be awarded into two separate components. The first component of $750,000 will vest ratably over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date. The second component of $3,000,000 will vest in two equal installments, with the first installment vesting on the fifth (5th) anniversary of the grant date and the second installment vesting on the seventh (7th) anniversary of the grant date.

The grant of the Sign-On Equity Award will occur on your Start Date. As with the annual LTI grants, the Sign-On Equity Award is subject to continued employment at the time of vesting and all other terms and conditions of the applicable equity incentive plan and the stock award agreements.

Executive Officer / Section 16 Officer Status: Upon your assumption of the role as EVP CFO and subject to approval by the Company’s Board of Directors and/or its designated committee(s), you will be designated an executive officer and Section 16 officer of Lumen under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an executive officer and/or Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act. Also, our current stock ownership guidelines would require you to beneficially own Lumen stock valued at least three times your annual base salary. You will have three years to attain this stock ownership target. As a Lumen employee, you will be subject to the company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving Lumen securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

Severance Programs: Following the Start Date, the Executive Severance Plan will govern your severance rights and benefits absent a change of control of Lumen. Following the Start Date, your severance rights and benefits for termination in connection with a change of control of Lumen will be governed by a separate change of control agreement. This change of control agreement is a “double trigger” agreement, meaning that no severance benefits will be paid unless there is both (1) a change of control of Lumen and (2) either an involuntary termination not for cause or a good reason resignation (as such events are defined in such agreement).

Other Terms: As CFO, your responsibilities will include managing the financial affairs of the Company; directing the activities of the Treasurer, Controller and other officers responsible for the Company’s finances; managing all internal and external financial reporting; signing and executing in the name of the Corporation powers of attorney, contracts, bonds, and other obligations; and performing such other duties as may be prescribed from time to time by the CEO, the Board of Directors or Company Bylaws.

Your rights and obligations under this letter are subject to and contingent upon (i) your continued employment and service as CFO of the Company, (ii) the terms of the plan documents for any applicable benefit plan, and (iii) your acceptance (confirmed by your signature) of the terms of this offer, including the terms of the attached Offer Letter Addendum (“Addendum”). The Addendum will govern many of the conditions of our employer-employee relationship, and it includes an agreement to arbitrate employment-related disputes. Please read these documents carefully. This offer supersedes any prior offers, understandings or representations regarding the subject matter of this letter, and this letter cannot be altered or changed except by a written document that has been approved and signed by me or the CEO.

Chris, I am very much looking forward to you joining the Lumen leadership team.  We are confident that you can help propel Lumen forward in achieving its higher purpose – to further human progress through technology. In moving forward, we count on our leaders to drive transformation with a growth mindset, a focus on getting the right things done, effective communication with capable teams, and a desire to challenge the status quo as change makers.

If you have any questions about the terms of your offer, please reach out directly to Denise Mabile in Executive Compensation at denise.mabile@lumen.com or by phone at (225) 936-1010.

Sincerely,

/s/ Scott Trezise

Scott Trezise
EVP, Human Resources

I certify and acknowledge that I have read, understand and agree to the above conditions of employment.

SIGNED: /s/ Christopher D. Stansbury DATE: 3/24/2022
Christopher Stansbury

OFFER LETTER ADDENDUM
Additional Requirements and Agreements

As used in this Addendum, “Lumen” means any subsidiary or affiliate of Lumen Technologies, Inc., including subsidiaries and affiliates of CenturyTel, Embarq, Qwest, Savvis, or Level 3, and any predecessor or successor to those subsidiaries or affiliates.

By accepting this offer, you hereby agree to the following, each of which is a condition of your employment:

COMPLIANCE WITH LEGAL REQUIREMENTS AND POLICIES
As a condition of employment, you must complete Section 1 of the Form I-9 no later than your first day of work, and you must present appropriate documents, as required by the federal government, to establish your identity and eligibility to work in the United States as required by Section 2 of Form I-9 within three business days of beginning work. You must provide satisfactory original documentation from the lists on the Form I-9. You may be requested to provide additional documentation as required by the Social Security Administration and/or the Department of Homeland Security (DHS), in accordance with the DHS E-Verify Program, applicable laws and regulations. Cooperating with such requests is a condition of employment.

You agree to abide by the Lumen Code of Conduct and Lumen policies, as found in the online U.S. Employee Handbook Policies, as they are issued or modified from time to time. Now and throughout your employment with Lumen, you are required to disclose to Lumen’s Corporate Compliance department all potential or actual conflicts of interest. You must familiarize yourself with Lumen’s Conflict of Interest Policy, which is part of the Lumen Code of Conduct, so that you can identify potential conflicts of interest. Your employment will be subject to and governed by these policies, and your acceptance of this offer will constitute an express acceptance of the terms and provisions of those policies. Any future changes in policies will also automatically be binding on you.

The policies posted in the online Employee Toolkit do not constitute a contract between Lumen and you.  Lumen retains the right to change, modify, suspend, interpret, or cancel in whole or part any of its policies or practices, without advance notice, in its sole discretion.  Your employment is voluntary and ‘At-Will,’ meaning either you or the company can end your employment at will at any time, for any reason, with or without cause.  When practicable, each party will try to provide the courtesy of reasonable notice of intent to terminate the employment relationship. Your ‘At-Will’ status can only be changed by a writing signed by Lumen’s EVP of Human Resources.

INTELLECTUAL PROPERTY
You agree that any inventions, discoveries, creations (including without limitation software, product documentation, web pages, writings, drawings, articles, presentations, videos and other works), improvements, Confidential Information and other intellectual property (“Creations”) that you may develop or create, or assist in developing or creating during your employment with Lumen, whether or not patentable or eligible for copyright, that relate to the actual, planned, or foreseeable business or other activities of Lumen, or that result from your work for Lumen or from using Lumen property and equipment, shall be the exclusive property of Lumen. To the extent such Creations are not owned by or assigned to Lumen by operation of law, you hereby assign to Lumen all right, title and interest to your Creations in all countries. You shall promptly disclose all Creations to Lumen and shall, both during and after your employment, and without additional compensation, execute all assignments and other documents and take all actions deemed necessary by Lumen to secure and enforce any U.S. or foreign intellectual property right in such Creations. You are not obligated to assign any intellectual property to Lumen that you created prior to your employment with Lumen. You must identify in writing on a separate page entitled “Prior Intellectual Property” any such intellectual property that you wish to exclude from the operation of this Agreement and email it to HRonboarding@lumen.com along with this Addendum to Lumen.

CONFIDENTIAL INFORMATION
You agree (a) to keep in confidence and not to, except as required in the course of Lumen’s business or as authorized in writing on its behalf, publish, disclose, use, or authorize anyone else to publish, disclose or use during the period of your employment and at any time thereafter, any Confidential Information; (b) that all Confidential Information shall at all times remain Lumen’s property; (c) that on or prior to the day your employment terminates, you will return to Lumen all of its property, including all documents, records, copies and excerpts of documents

(including electronically stored information) containing any Confidential Information; and (d) from that day forward you shall not disclose Confidential Information to any person outside Lumen, or use Confidential Information for any purpose.

“Confidential Information” is any oral or written technical or business information not generally known outside of Lumen, including without limitation, sensitive business information, trade secrets, non-public intellectual property, customer records and lists, negotiations, policy manuals, merger and acquisition plans, training materials and marketing plans, corporate financial information, software and documentation (including object code), performance evaluations, analyses of competitive products, contracts and sales proposals, employment records, other critical and sensitive information, internal audit reports, and all information regarding which Lumen owes a third party a duty of confidence or nondisclosure.

In addition, during your employment with Lumen, you will not disclose or make use of any confidential information or trade secrets in violation of any agreements with, or rights of, any other employer or party, and you will not bring to Lumen’s premises or property (including its computers) any confidential, trade secret or non-public information belonging to or obtained from any other employer or party.

Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Addendum nor any Lumen policy prohibits you (1) from disclosing Confidential Information (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) from disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

NON-SOLICITATION OF CUSTOMERS
You agree that while employed by Lumen and during the one (1) year period immediately following either a voluntary termination or an involuntary termination for cause (including but not limited to conflicts of interest or other misconduct) of your employment, you shall not contact, call on, solicit, attempt to obtain, accept or in any other way secure business for or on behalf of anyone other than Lumen from any client, customer or prospective client or customer of Lumen.   As used herein, “client, customer or prospective client or customer of Lumen” includes any person or entity with whom you had contact while employed by Lumen, for whom you provided any services, directly or indirectly (e.g., by providing direction guidance or supervision to another person), on behalf of Lumen or about whom you learned any confidential or proprietary information during the one (1) year period prior to your termination of employment with Lumen.  As used herein, “contact,” “call on,” “solicit” and “attempt to obtain” include any direct or indirect (e.g., by directing, guiding or supervising another person) contact and apply regardless of who (i.e., you, a person directed by you or the customer or prospective customer) first initiated the contact.

NON-SOLICITATION OF EMPLOYEES
You further agree that, without the prior written consent of Lumen, while employed by Lumen, and during the two (2) year period immediately following the termination of your employment, whether voluntary or involuntary, you will neither directly nor indirectly induce or encourage, or attempt to induce or encourage, any employee of Lumen to terminate his or her employment.  As used herein, “induce” and “encourage” include any direct or indirect contacts, regardless of who (i.e., you or the other employee) first initiated the contact.

RECOVERY OF BENEFITS, OVERPAYMENTS AND INDEBTEDNESS
You hereby authorize Lumen, where permitted by law, to withhold and offset from any compensation otherwise due to you (including any salary, wages, bonuses or expense reimbursements) any and all debts owed by you to Lumen (including any inadvertent overpayments, personal charges on your company credit or purchasing card, or other amounts which you are not entitled to retain), indebtedness to an employee benefit plan, any repayment obligation under your offer letter, or other indebtedness to the Company. If Lumen incurs any legal expenses in collecting these amounts, you are personally liable for such expenses, unless otherwise provided by the applicable agreements. You will be obligated to repay any remaining balance.

NO PREVIOUS AGREEMENTS LIMITING EMPLOYMENT WITH LUMEN

You confirm that you are not bound by any agreement with any previous employer or any party which restricts in any way your prospective employment by Lumen (for example, any non-compete, non-solicitation, non-disclosure or confidentiality agreement). Such agreements may be contained in prior offer letters, stock grants, employment agreements, consulting agreements, or agreements for the sale of a business. You also represent that your employment with Lumen and the performance of your proposed duties for Lumen will not violate any obligations you may have to previous employers or other parties. In your work for Lumen, you will not disclose or make use of any information or trade secrets in violation of any agreements with or rights of any previous employer or other party, and you will not bring to Lumen’s premises or use on its behalf any non-public information belonging to or obtained from any previous employment or other party.

WAIVER OF RIGHT TO JURY TRIAL AND WAIVER OF RIGHT TO BRING CLASS, COLLECTIVE, CONSOLIDATED OR REPRESENTATIVE ACTIONS

To the extent permitted by applicable law, both you and the Company agree that they voluntarily, knowingly, and intelligently agree to waive:

(a) any right they may have to bring, recover money damages or otherwise participate with other persons in any class, collective, consolidated or representative action under any federal, state or local law or statute regarding any and all claims or causes of action arising out of or relating to your employment with the company (the “Class Action Waiver”); and

(b) their right to jury trial regarding any and all Claims or causes of action arising out of or relating to your employment with the Company (the “Jury Trial Waiver”).

In the event of litigation, this Agreement may be filed as a written consent to a trial of claims individually (i.e., not as part of a class, collective or consolidated proceeding) by a court of competent jurisdiction without a jury. The Class Action Waiver and Jury Trial Waiver shall be severable from the remainder of this Agreement if there is a final judicial determination that either one or both of such waivers are unenforceable or enforceable only in the context of arbitration. In such event, but only in such event, you and the Company agree to individual binding arbitration of any and all claims pursuant to the attached Exhibit A, Arbitration Provision.

You confirm that you have read and understand the terms of this Addendum, have had an opportunity to ask questions and seek the assistance of legal counsel regarding its terms, and are not relying upon any advice from Lumen in this regard.

Exhibit A to this Addendum contains an agreement to arbitrate disputes.  Please read it in its entirety.  You affirm your understanding of and your agreement to the terms and conditions set forth herein, including those set out in Exhibit 1, and you hereby accept this offer of employment:

Signature: : /s/ Christopher D. Stansbury DATE: 3/24/2022

EXHIBIT A
Arbitration Provision

This Exhibit A, Arbitration Provision, applies only if a court has concluded that the Class Action Waiver and/or the Jury Trial Waiver in the Offer Letter Addendum is either unenforceable or only enforceable in the context of an arbitration agreement. The covenants in this Exhibit A are made in consideration for, and as a precondition to, receiving the benefits under the offer letter. This Arbitration Provision is governed by the Federal Arbitration Act, as amended, 9 U.S.C. §§ 1, et seq. ("FAA").

Arbitration

Both the Company and you voluntarily, knowingly, and intelligently agree to binding arbitration of any and all Claims or causes of action arising out of or relating to your employment with the Company and termination of such employment, including but not limited to all Claims. The term “Claims” means any claim, controversy or dispute between you and Lumen relating in any way to your hiring, employment, compensation, terms and conditions of employment, the termination of your employment, or the interpretation of your offer letter or any addendum to it, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory.  It includes claims under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. sections 1981, 1981a, 1983, 1985, or 1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other similar federal, state, or local law or regulation.

Both the Company and you waive any right they may otherwise have to a jury trial and to pursue remedies in court or other forums except as noted in the Exceptions to Arbitration Requirement section below. If, however, you would otherwise be legally or contractually permitted or required to exhaust administrative remedies to obtain legal relief, you may pursue permitted administrative remedies and must exhaust required administrative remedies prior to pursuing arbitration. The terms of this Arbitration Provision shall apply to Claims against the Company, its parents, subsidiaries, affiliates, and their directors, officers, and employees and any of their respective successors or assignees and to Claims against the You, his/her heirs, executors, administrators, or legal representatives.

In the event a court concludes that this Arbitration Provision is not enforceable under the FAA in a particular case, the law of the state of Colorado shall apply and govern the arbitrability of all Claims in that case. In all cases, arbitrability shall be determined by a court of competent jurisdiction. The substantive law of the state of Colorado, to the extent it is consistent with the terms stated in this Arbitration Provision, shall apply to any Claims. A single neutral arbitrator will conduct the arbitration under the Judicial Arbitration and Mediation Services Inc. (“JAMS”) Employment Arbitration Rules and Procedures (“JAMS Rules”) in effect when the demand for arbitration is filed. The current rules can be accessed at www.jamsadr.com. The Company will provide a printed copy of the current rules upon request. Other than as set forth in this Agreement, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law. The parties will mutually agree on the arbitrator (who does not need to be on the JAMS panel) and the location of the arbitration. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator shall also have the authority to award all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, where provided for by statute or the common law, subject to applicable caps (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended), and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes or laws or the U.S Constitution. The arbitrator shall not have authority to hear any class, collective, consolidated, or representative claims but is limited to individual claims. The Company does not agree that class, collective, consolidated, or representative claims may be arbitrated. The arbitrator will apply the same statutes of limitation that would apply in court, to the extent allowed by law. The arbitrator will honor claims of privilege recognized by law and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The arbitrator’s award will be in writing and shall include the essential findings of fact and conclusions of law on which the award is based. The arbitrator’s decision and award shall be final and binding as to all Claims that were or could have been raised in the arbitration, except as otherwise provided by the FAA, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy in accordance with applicable law, and any such application shall not be deemed incompatible with or waiver of this Arbitration Provision. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.
Nothing in this Arbitration Provision prohibits you from reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of law.
Attorneys’ Fees and Costs

For arbitrations commenced by you pursuant to this section, the JAMS Rules applicable to initial filing fees shall apply, but in no event will you be responsible for any portion of those fees more than the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. The Company will pay all arbitrator fees and expenses if it commences the arbitration. Each party will pay its own attorneys’ fees and costs in arbitration and in court proceedings, except the arbitrator has the discretion to award the prevailing party reasonable attorneys’ fees and costs where fees and costs are expressly permitted under the law.

Exceptions to Arbitration Requirement

The only exceptions to the parties’ obligations to arbitrate disputes under this Arbitration Provision section are:

1.Sarbanes-Oxley (SOX) whistleblower claims. This Arbitration Provision does not require arbitration of any claims to enforce rights or remedies provided by 18 U.S.C. § 1514A.
2.Miscellaneous Claims: All claims for employee benefits under the Employee Retirement Income Security Act (“ERISA”) of 1984, as amended, are governed by the terms of the applicable Agreement and/or ERISA. Similarly, claims for workers’ compensation or unemployment compensation benefits are not subject to the terms of this Arbitration Provision. You retain the right to file administrative claims with any state or federal agency including, but not limited to the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor.

Waiver of Right to Bring Class, Collective, Consolidated or Representative Actions

YOU AND THE COMPANY AGREE THAT THEY VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVE ANY RIGHT THEY MAY HAVE TO BRING OR OTHERWISE PARTICIPATE WITH OTHER PERSONS IN ANY CLASS, COLLECTIVE, CONSOLIDATED ACTION OR REPRESENTATIVE ACTION UNDER ANY FEDERAL, STATE OR LOCAL LAW OR STATUTE TO THE FULLEST EXTENT PERMITTED BY LAW (the “Class Action Waiver”). Accordingly, both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There is no right or authority for any dispute to be brought, heard, or arbitrated as a class or collective action, or as a member in any such class or collective proceeding.

Notwithstanding any other provision of this Agreement or the JAMS Rules, issues regarding the validity, enforceability or breach of the Class Action Waiver, whether in the context of a court proceeding or arbitration, may be resolved only by the court and not by an arbitrator. You will not be retaliated against, disciplined, or threatened with discipline because of your filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of the Class Action Waiver under the FAA and seek dismissal of such class and collective actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Severability
If any term of this Arbitration Provision is held to be invalid or unenforceable or contrary to public policy or any law by a court of competent jurisdiction, the term shall be severed in its entirety from this Agreement; the remaining terms of this Agreement shall remain in full force and effect.